Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-201263

June 2, 2015

Hailiang Education Group Inc.

Hailiang Education Group Inc., or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest in the securities being offered, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering. You may get these documents and other documents the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Network 1 Financial Securities, Inc. at +1-800-886-7007 (toll-free within the United States) or +1-732-758-9001. You may also access the Company’s most recent prospectus dated June 2, 2015, which is included in Amendment No. 4 to the registration statement on Form F-1 of the Company, as filed with the SEC via EDGAR on June 2, 2015, or Amendment No.  4, by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1596964/000119312515210264/d659578df1a.htm.

This free writing prospectus reflects the following amendments that were made to the Company’s preliminary prospectus dated May 1, 2015. All references to page numbers are to page numbers in Amendment No. 4.

“Prospectus Front Cover” and “Prospectus Back Cover”

The Company has revised the minimum offering amount and the maximum offering amount at the beginning of the Prospectus Front Cover and the Prospectus Back Cover as follows:

1,429,000 American depositary shares representing 22,864,000 ordinary shares

(minimum offering amount)

2,858,000 American depositary shares representing 45,728,000 ordinary shares

(maximum offering amount)

“Prospectus Front Cover”

The Company has revised the minimum offering amount and the maximum offering amount in the third sentence of the first paragraph of the Prospectus Front Cover as follows:

We are offering on a best efforts basis a minimum of 1,429,000 ADSs and a maximum of 2,858,000 ADSs.

The Company has changed “underwriter fee” to “fee,” revised the non-accountable expense allowance and changed “Underwriting” section to “Plan of Distribution” section in the fifth paragraph on the prospectus front cover as follows:

We have agreed to pay Network 1 Financial Securities, Inc. as the underwriter a fee equal to     % of the gross proceeds of the offering from investors introduced by the underwriter and a fee equal to     % of the gross proceeds of the offering from investors introduced by us. We have agreed to grant to the underwriter a warrant equal to 5% of the aggregate number of the ADSs sold in the offering. We have agreed to pay a non-accountable expense allowance to the underwriter of     % of the first US$         million of the gross proceeds of the offering. We have agreed to pay the underwriter’s reasonable out-of-pocket expenses (including fees and expenses of the underwriter’s counsel) incurred by the underwriter in connection with this offering up to US$120,000. See “Plan of Distribution” in this prospectus for more information regarding our arrangements with the underwriter.

The Company has changed “Underwriting discounts and commissions” to “Commissions to the underwriter” and “Underwriting” section to “Plan of Distribution” section in the table for the initial public offering price and the commissions to underwriters on the prospectus front cover as follows:

	Minimum offering amount		Maximum offering amount
	Per ADS	Total	Per ADS	Total
Initial public offering price	US$	US$	US$	US$
Commissions to the underwriter ( %) for sales to investors introduced by the underwriter(1)	US$	US$	US$	US$
Commissions to the underwriter ( %) for sales to investors introduced by us(1)	US$	US$	US$	US$
Proceeds to our company before expenses(1)(2)	US$	US$	US$	US$

(1)	See “Plan of Distribution” in this prospectus for more information regarding our arrangements with the underwriter.
(2)	The total estimated expenses related to this offering are set forth in the section entitled “Expenses Related to This Offering.”

The Company has added the disclosure that the offering is not a firm commitment deal in the second last paragraph on the prospectus front cover as follows:

The underwriter is selling our ADSs in this offering on a best efforts basis. The offering is being made without a firm commitment by the underwriter, which has no obligation or commitment to purchase any securities. The underwriter is not required to sell any specific number or dollar amount of ADSs but will use its best efforts to sell the ADSs offered. One of the conditions to our obligation to sell any securities through the underwriter is that, upon the closing of the offering, the ADSs would qualify for listing on the Nasdaq Global Market.

The Company has revised the last three sentences about the escrow account in the last paragraph on the prospectus front cover as follows:

The proceeds from the sale of the ADSs in this offering will be deposited in a separate (limited to funds received on behalf of us) non-interest bearing bank account at the branch of JP Morgan Chase established by our escrow agent, or the Escrow Account, until the minimum offering amount is raised. See “Plan of Distribution—Deposit of Offering Proceeds.” We expect that delivery of the ADSs will be made to investors through the book-entry facilities of The Depository Trust Company.

“Prospectus Summary—The Offering”

The Company has revised “ADSs offered by us,” revised the first paragraph of “Best efforts,” replaced the first sentence of “Escrow account,” with the new disclosures, added a cross reference at the end of the “Escrow account,” revised “ADSs outstanding immediately after this offering,” revised “Ordinary shares outstanding immediately after this offering,” and revised “Lock-up” on pages 10, 11 and 12 as follows:

ADSs offered by us	minimum of 1,429,000 ADSs and maximum of 2,858,000 ADSs.

Best efforts	The underwriter is selling our ADSs on a “best efforts” basis. The offering is being made without a firm commitment by the underwriter, which has no obligation or commitment to purchase any securities. The underwriter is not required to sell any specific number of dollar amount of ADSs but will use its best efforts to sell the ADSs offered.

Escrow account

The proceeds from the sale of the ADSs in this offering will be deposited in a separate (limited to funds received on behalf of us) non-interest bearing bank account at the branch of JP Morgan Chase established by the Escrow Agent (defined below), or the Escrow Account. The purpose of the Escrow Account is for (i) the deposit of all subscription monies (checks or wire transfers) which are received by the underwriter from prospective purchasers of the our offered ADSs and are delivered by the underwriter to the Escrow Agent, (ii) the holding of amounts of subscription monies which are collected through the banking system, and (iii) the disbursement of collected funds.

See “Plan of Distribution—Deposit of Offering Proceeds.”

ADSs outstanding immediately after this offering	1,429,000 ADSs if the ADSs are offered and sold at the minimum offering amount in this offering, or 2,858,000 ADSs if the ADSs are offered and sold at the maximum offering amount in this offering.

Ordinary shares outstanding immediately after this offering	387,864,000 ordinary shares if the ADSs are offered and sold at the minimum offering amount in this offering, or 410,728,000 ordinary shares if the ADSs are offered and sold at the maximum offering amount in this offering.

Lock-up	We, our directors and executive officers, and our existing beneficial owners of 5% or more of our outstanding ordinary shares have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities for a period ending 180 days after the closing of the offering. See “Plan of Distribution” for more information.

“Prospectus Summary—The Offering,” “Use of Proceeds”

The Company has revised the first paragraph of “Prospectus Summary—The Offering—Use of proceeds” on pages 11 and 12 as follows:

Use of proceeds	We estimate that we will receive net proceeds from the minimum offering amount of approximately US$6.0 million from this offering, after deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us and assuming an initial public offering price of US$7.00 per ADS, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and net proceeds from the maximum offering amount of approximately US$15.5 million from this offering, after deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us and assuming an initial public offering price of US$7.00 per ADS, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.

The Company has revised the first paragraph in “Use of Proceeds” on page 50 as follows:

We estimate that we will receive net proceeds from the minimum offering amount of approximately US$6.0 million, after deducting the commissions to the underwriter and the estimated offering expenses payable by us, and net proceeds from the maximum offering amount of approximately US$15.5 million, after deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us. These estimates are based upon an initial offering price of US$7.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus. Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of the estimated commissions to the underwriter and the estimated offering expenses payable by us, a US$1.00 increase (decrease) in the assumed initial public offering price of US$7.00 per ADS would increase (decrease) the net proceeds of this offering by approximately US$1.4 million if the minimum offering amount is sold, or approximately US$2.7 million if the maximum offering amount is sold.

The Company has revised the use of proceeds table in “Prospectus Summary—The Offering—Use of proceeds” and “Use of Proceeds” on pages 12 and 50 as follows:

	Use of net proceeds (Minimum offering amount)		Use of net proceeds (Maximum offering amount)

Acquisition of additional schools (although currently we are not negotiating any acquisitions)	approximately US$	3.0 million	approximately US$	7.8 million

Leasehold improvement	approximately US$	1.2 million	approximately US$	3.1 million

Marketing to enhance our brand	approximately US$	0.3 million	approximately US$	0.8 million

Recruit additional administrative staff	approximately US$	0.3 million	approximately US$	0.7 million

Enhance our information technology systems and our general working capital	approximately US$	1.2 million	approximately US$	3.1 million

“Risk Factors—Risks Relating to Our Business and Industry—A significant majority of our outstanding ordinary shares are held by our founder, Mr. Feng, and as a result we will continue to be controlled by Mr. Feng after the completion of this offering.”

The Company has revised Mr. Feng’s beneficial ownership in the first sentence of the risk factor on page 26 as follows:

Immediately upon the completion of this offering, our founder, Mr. Feng, will beneficially own (i) approximately 92.8% of our total outstanding ordinary shares, assuming that the ADSs are offered and sold at the minimum offering amount, and (ii) approximately 87.6% of our total outstanding ordinary shares, assuming that the ADSs are offered and sold at the maximum offering amount.

“Risk Factors—Risks Relating to this Offering and the Trading Market—Substantial future sales of our ADSs or the anticipation of future sales of our ADSs in the public market could cause the price of our ADSs to decline.”

The Company has revised the lock-up period in the third sentence of the risk factor on page 42 as follows:

The ordinary shares outstanding after this offering will be available for sale upon the expiration of the lock-up period ending 180 days after the closing of the offering, subject to certain restrictions.

“Risk Factors—Risks Relating to this Offering and the Trading Market—You will experience immediate and substantial dilution in the net tangible book value of ADSs purchased.”

The Company has revised the dilution information in the risk factor on page 43 as follows:

The initial public offering price per ADS will be substantially higher than the net tangible book value per ADS prior to the offering. Consequently, when you purchase ADSs in the offering, you will incur an immediate dilution of US$3.10 per ADS, representing the difference between our net tangible book value per ADS at US$3.90 as of December 31, 2014 after giving effect to this offering and an assumed initial public offering price of US$7.00 per ADS (which is the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus) and assuming the minimum offering amount is sold, or an immediate dilution of US$2.93 per ADS, representing the difference between our net tangible book value per ADS at US$4.07 as of December 31, 2014 after giving effect to this offering and an assumed initial public offering price of US$7.00 per ADS (which is the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus) and assuming the maximum offering amount is sold. See “Dilution.”

“Risk Factors—Risks Relating to this Offering and the Trading Market—The best efforts structure of this offering may have an adverse effect on our business plan.”

The Company has revised the offering size in the third sentence of the risk factor on page 48 as follows:

It is a condition to the closing of this offering that we sell at least a minimum offering amount of 1,429,000 ADSs and a maximum offering amount of 2,858,000 ADSs.

“Capitalization”

The Company has changed the “underwriting discounts and commissions” to “estimated commissions to the underwriter” in the second bullet at the beginning of page 53 and the last two paragraphs on page 53, and revised the effect of initial public offering price on the share premium, total equity and total capitalization in the last two paragraphs on page 53 as follows:

•	on an as adjusted basis to reflect the issuance and sale of the ordinary shares in the form of ADSs by us in this offering at both the minimum offering amount and the maximum offering amount, assuming an initial public offering price of US$7.00 per ADS, being the mid-point of the estimated range of the initial public offering price, after deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us.

A US$1.00 increase (decrease) in the assumed initial public offering price of US$7.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus, would increase (decrease) each of share premium, total equity and total capitalization by US$1.4 million, assuming the minimum number of ADSs offered by us, as set forth on the cover page of this prospects, remains the same and after deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us.

A US$1.00 increase (decrease) in the assumed initial public offering price of US$7.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus, would increase (decrease) each of share premium, total equity and total capitalization by US$2.8 million, assuming the maximum number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us.

The Company has revised the capitalization table on page 53 as follows:

	December 31, 2014
	Actual		As adjusted (Minimum offering amount)		As adjusted (Maximum offering amount)
	RMB	US$	RMB	US$	RMB	US$
	(in thousands, except share and per share data)
Equity
Share capital (US$0.0001 par value, 1,000,000,000 shares authorized, 365,000,000 shares issued and outstanding; 387,864,000 shares issued and outstanding, as adjusted to reflect the minimum issuance, and 410,728,000 shares issued and outstanding, as adjusted to reflect the maximum issuance	239	39	253	41	267	44
Share premium	18,628	3,002	79,797	12,861	140,753	22,685
Contributed capital	225,895	36,408	225,895	36,408	225,895	36,408
Translation reserve	18	3	18	3	18	3
Retained earnings	362,608	58,442	362,608	58,442	362,608	58,442

Total equity	607,388	97,894	668,571	107,755	729,541	117,582

Total capitalization	607,388	97,894	668,571	107,755	729,541	117,582

“Dilution”

The Company has revised the section from page 54 to page 56 as follows:

If you invest in our ADSs, your interest will be diluted for each ADS you purchase to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Dilution to New Investors if the Minimum Offering Amount is Sold

Our net tangible book value as of December 31, 2014 was approximately US$84.7 million, or US$0.23 per ordinary share and US$3.71 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the as adjusted net tangible book value per ordinary share from the assumed initial public offering price per ordinary share, which is based on the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus and after deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after December 31, 2014, other than to give effect to our sale of ADSs offered in this offering based on the assumed initial public offering price of US$7.00 per ADS after deduction of the estimated commissions to the underwriter and the estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2014 would have been US$94.5 million, or US$0.24 per outstanding ordinary share and US$3.90 per ADS. This represents an immediate increase in net tangible book value of US$0.01 per ordinary share and US$0.19 per ADS to the existing shareholders, and an immediate dilution in net tangible book value of US$0.19 per ordinary share and US$3.10 per ADS to investors purchasing ADSs in this offering. The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing. The following table illustrates such dilution:

Assumed initial public offering price per ADS	US$	7.00
Net tangible book value per ordinary share as of December 31, 2014	US$	0.23
As adjusted net tangible book value per ordinary share after giving effect to this offering	US$	0.24
As adjusted net tangible book value per ADS after giving effect to this offering	US$	3.90
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	US$	0.19
Amount of dilution in net tangible book value per ADS to new investors in the offering	US$	3.10

A US$1.00 change in the assumed initial public offering price of US$7.00 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease our as adjusted net tangible book value as described above by US$1.4 million, the as adjusted net tangible book value per ordinary share and per ADS by US$0.004 per ordinary share and by US$0.06 per ADS, and the dilution per ordinary share and per ADS to new investors in this offering by US$0.06 per ordinary share and US$0.94 per ADS, respectively, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us.

The following table summarizes, on an as adjusted basis as of December 31, 2014, the differences between existing shareholders and the new investors with respect to the minimum number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and ADS paid before deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us.

	Ordinary shares purchased		Total consideration			Average price per ordinary share		Average price per ADS
	Number	Percent	Amount		Percent
			(US$ in thousands)
Existing shareholders	365,000,000	94.1%	US$	84,666	89.4%	US$	0.23	US$	3.71
New investors	22,864,000	5.9%	US$	10,003	10.6%	US$	0.44	US$	7.00

Total	387,864,000	100.0%	US$	94,669	100.0%

The as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

Dilution to New Investors if the Maximum Offering Amount is Sold

Our net tangible book value as of December 31, 2014 was approximately US$84.7 million, or US$0.23 per ordinary share and US$3.71 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the as adjusted net tangible book value per ordinary share from the assumed initial public offering price per ordinary share, which is based on the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus and after deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after December 31, 2014, other than to give effect to our sale of ADSs offered in this offering based on the assumed initial public offering price of US$7.00 per ADS after deduction of the estimated commissions to the underwriter and the estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2014 would have been US$104.4 million, or US$0.25 per outstanding ordinary share and US$4.07 per ADS. This represents an immediate increase in net tangible book value of US$0.02 per ordinary share and US$0.36 per ADS to the existing shareholders, and an immediate dilution in net tangible book value of US$0.18 per ordinary share and US$2.93 per ADS to investors purchasing ADSs in this offering. The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing. The following table illustrates such dilution:

Assumed initial public offering price per ADS	US$	7.00
Net tangible book value per ordinary share as of December 31, 2014	US$	0.23
As adjusted net tangible book value per ordinary share after giving effect to this offering	US$	0.25
As adjusted net tangible book value per ADS after giving effect to this offering	US$	4.07
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	US$	0.18
Amount of dilution in net tangible book value per ADS to new investors in the offering	US$	2.93

A US$1.00 change in the assumed initial public offering price of US$7.00 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease our as adjusted net tangible book value as described above by US$2.8 million, the as adjusted net tangible book value per ordinary share and per ADS by US$0.01 per ordinary share and by US$0.11 per ADS, and the dilution per ordinary share and per ADS to new investors in this offering by US$0.06 per ordinary share and US$0.89 per ADS, respectively, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us.

The following table summarizes, on an as adjusted basis as of December 31, 2014, the differences between existing shareholders and the new investors with respect to the maximum number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and ADS paid before deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us.

	Ordinary shares purchased		Total consideration			Average price per ordinary share		Average price per ADS
	Number	Percent	Amount		Percent
			(US$ in thousands)
Existing shareholders	365,000,000	88.9%	US$	84,666	80.9%	US$	0.23	US$	3.71
New investors	45,728,000	11.1%	US$	20,006	19.1%	US$	0.44	US$	7.00

Total	410,728,000	100.0%	US$	104,672	100.0%

The as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

“Principal Shareholders”

The Company has revised the number of ordinary shares outstanding immediately after the completion of the offering in the second paragraph on page 126 as follows:

The calculations in the table below assume there are 365,000,000 ordinary shares outstanding as of the date of this prospectus, and (i) 387,864,000 ordinary shares outstanding immediately after the completion of this offering, assuming that the ADSs are offered and sold at the minimum offering amount, and (ii) 410,728,000 ordinary shares outstanding immediately after the completion of this offering, assuming that the ADSs are offered and sold at the maximum offering amount.

The Company has revised the shares beneficially owned after this offering (in percentage) for each of the principal shareholders in the table on page 126 as follows:

Name	Shares beneficially owned after this offering (Minimum offering amount)		Shares beneficially owned after this offering (Maximum offering amount)
	Number	%	Number	%
Principal Shareholders:
Hailiang Feng(1)	360,000,000	92.8%	360,000,000	87.6%
Jet Victory International Limited(2)	223,200,000	57.5%	223,200,000	54.3%
Brilliant One Development Limited(3)	100,800,000	26.0%	100,800,000	24.5%

“Description of Share Capital”

The Company has revised the number of ordinary shares that will be issued and outstanding upon completion of this offering in the third sentence of the second paragraph on page 131 as follows:

Immediately upon the completion of this offering, our authorized share capital will be US$100,000, divided into 1,000,000,000 ordinary shares with a par value of US$0.0001 each and 387,864,000 ordinary shares will be issued and outstanding if the minimum offering amount is sold, or 410,728,000 ordinary shares will be issued and outstanding if the maximum offering amount is sold.

“Description of American Depositary Shares—Deposit, Withdrawal and Cancellation—How are ADSs issued?”

The Company has revised the lock-up period in the first sentence of the second paragraph of the section on page 143 as follows:

Except for ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period ending 180 days after the closing of the offering.

“Shares Eligible for Future Sale”

The Company has revised the number of outstanding ADSs, upon completion of this offering, as percentages of ordinary shares, in the first sentence of the first paragraph on page 151 as follows:

Upon completion of this offering, we will have outstanding ADSs representing approximately 5.9% of our ordinary shares in issue if the ADSs are offered and sold at the minimum offering amount, and approximately 11.1% of our ordinary shares in issue if the ADSs are offered and sold at the maximum offering amount.

“Shares Eligible for Future Sale—Lock-up Agreements”

The Company has revised the section on page 151 as follows:

We have agreed that we will not offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, sell any option or contract to purchase, purchase any option or contract to sell, lend, or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our ordinary shares or ADSs or any securities that are convertible into or exercisable or exchangeable for our ordinary shares or ADSs, or file any registration statement with the SEC relating to the offering of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs (other than a registration statement on Form S-8) without the prior written consent of the underwriter for a period ending 180 days after the closing of the offering, except issuances pursuant to the exercise of employee share options outstanding on the date hereof and certain other exceptions.

Each of our directors, executive officers and existing beneficial owners of 5% or more of our outstanding ordinary shares has agreed, subject to some exceptions, not to offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs or make any demand for or exercise any right with respect to, the registration of any ordinary shares, ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs without the prior written consent of the underwriter for a period ending 180 days after the closing of the offering. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers or existing beneficial owners of 5% or more of our outstanding ordinary shares may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

The 180-day restricted period is subject to adjustment under certain circumstances. If (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless, with respect to the restricted period applicable to us, our directors and executive officers and our existing beneficial owners of 5% or more of our outstanding ordinary shares, such extension is waived by the underwriter.

“Plan of Distribution”

The Company has revised the section heading from “Underwriting” to “Plan of Distribution” on page 161.

The Company has revised the first paragraph on page 161 as follows:

We expect to enter into an underwriting agreement with Network 1 Financial Securities, Inc., as the underwriter named therein, with respect to the ADSs in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell a minimum offering amount of 1,429,000 ADSs and a maximum offering amount of 2,858,000 ADSs on a best efforts basis. The offering is being made without a firm commitment by the underwriter, which has no obligation or commitment to purchase any securities. The underwriter is not required to sell any specific number of dollar amount of ADSs but will use its best efforts to sell the ADSs offered.

“Plan of Distribution—Discounts, Commissions and Expenses”

The Company has changed “underwriter fee” to “fee” in the first paragraph of the section on page 161, the second sentence of the third paragraph of the section on page 162 and the fifth paragraph of the section, including the total commission table, on page 162 as follows:

We have agreed to pay the underwriter a fee equal to     % of the gross proceeds of the offering from investors introduced by the underwriter and a fee equal to     % of the gross proceeds of the offering from investors introduced by us.

We estimate that our total expenses related to this offering, excluding the estimated commissions to the underwriter and payment of the underwriter’s expenses referred to above, will be approximately US$3.3 million.

The table below shows the per ADS and total commissions that we will pay to the underwriter.

	Minimum offering amount		Maximum offering amount
	Per ADS	Total	Per ADS	Total
Commissions to the underwriter ( %) for sales to investors introduced by the underwriter	US$	US$	US$	US$
Commissions to the underwriter ( %) for sales to investors introduced by us	US$	US$	US$	US$

Total	US$	US$	US$	US$

The Company has revised the non-accountable expense allowance in the first sentence of the second paragraph of the section on page 161 and elaborated the second sentence of the second paragraph of the section on pages 162 and 163 to include certain offering-related expenses in the underwriter’s out-of-pocket expenses as follows:

We have agreed to pay a non-accountable expense allowance to the underwriter of     % of the first US$         million of the gross proceeds of the offering.

We have agreed to pay the underwriter’s reasonable out-of-pocket expenses (including fees and expenses of the underwriter’s counsel, fees, expenses and disbursements relating to background checks of Hailiang Inc.’s officers and directors not exceeding US$10,000 in the aggregate, and preparation of printed documents for closing and deal mementos with costs not exceeding US$3,000) incurred by the underwriter in connection with this offering up to US$120,000.

The Company has revised the disclosures about the underwriter warrants in the second paragraph, starting from the fifth sentence, of the section on page 162 as follows:

We have also agreed to grant to the underwriter a warrant covering a number of ADSs equal to 5% of the aggregate number of the ADSs sold in the offering. The underwriter warrants will be exercisable, in whole or in part, during a period commencing on a date that is six months after the closing of the offering and will expire on the three-year anniversary of the closing of the offering. The underwriter warrants will be exercisable at a price equal to 125% of the offering price and shall not be redeemable. We will register the shares underlying the underwriter warrants and will file all necessary undertakings in connection therewith. The underwriter warrants may not be sold, transferred, assigned, pledged or hypothecated for a period beginning from SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus forms a part (in accordance with FINRA Rule 5110), until 180 days after the closing of the offering, except that they may be assigned, in whole or in part, to any successor, officer, manager, member, or partner of the underwriter, and to members of the syndicate or selling group and their respective officers, managers, members or partners. The underwriter warrants may be exercised as to all or a lesser number of shares, will provide for cashless exercise and will contain provisions for one demand registration of the sale of underlying shares at our expense, an additional demand registration at the underwriter warrants’ holders’ expenses, and unlimited “piggyback” registration rights at our expense for a period of three years after the closing of the offering. The demand for registration may be made at any time one year after the closing of the offering but no later than three years after the closing of the offering.

The Company has revised the expenses related to the offering payable by the Company in the first sentence of the third paragraph of the section on page 162 as follows:

We have agreed to pay our expenses related to the offering.

The Company has revised the lock-up period in the first sentence of the sixth paragraph of the section on page 162 and the first sentence of the seventh paragraph of the section on page 163 and the lock-up disclosure in the first bullet of the seventh paragraph of the section on page 163 as follows:

We have agreed that, subject to certain exceptions, we will not without the prior written consent of the representatives, during the period ending 180 days after the closing of the offering (the “restricted period”):

Each of our directors, executive officers and existing beneficial owners of 5% or more of our outstanding ordinary shares has agreed that, subject to certain exceptions, such director, executive officer or beneficial owner of 5% or more of our outstanding ordinary shares will not, without the prior written consent of the underwriter, during the restricted period:

•	offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

“Plan of Distribution—Terms of the Offering”

The Company has revised the offering size and elaborated disclosures on the best efforts offering in the first three sentences of the section on page 164 as follows:

We are offering, on a best efforts basis, a minimum of 1,429,000 ADSs and a maximum of 2,858,000 ADSs. The offering is being made without a firm commitment by the underwriter, which has no obligation or commitment to purchase any securities. The underwriter is not required to sell any specific number of dollar amount of ADSs but will use its best efforts to sell the ADSs offered.

“Plan of Distribution—Deposit of Offering Proceeds”

The Company has replaced the first sentence of the section on page 164 with the disclosures as follows:

The proceeds from the sale of the ADSs in this offering will be deposited in a separate (limited to funds received on behalf of us) non-interest bearing bank account at the branch of JP Morgan Chase established by the Escrow Agent, or the Escrow Account. The purpose of the Escrow Account is for (i) the deposit of all subscription monies (checks or wire transfers) which are received by the underwriter from prospective purchasers of the our offered ADSs and are delivered by the underwriter to the Escrow Agent, (ii) the holding of amounts of subscription monies which are collected through the banking system, and (iii) the disbursement of collected funds.

The underwriter shall promptly deliver to the Escrow Agent all funds in the form of checks or wire transfers which it receives from prospective purchasers of our ADSs by the end of the next business day following receipt where internal supervisory review is conducted at the same location at which subscription documents and funds are received. Simultaneously with each deposit to the Escrow Account, the underwriter shall inform the Escrow Agent about the subscription information for each prospective purchaser. Upon the Escrow Agent’s receipt of such monies, they shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable to “CST&T Hailiang Education Group Inc. Escrow Account.” The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Escrow Account checks which are not accompanied by the appropriate subscription information. Wire transfers representing payments by prospective purchasers shall not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the subscription information required with respect to such payments.

“Expenses Related to This Offering”

The Company has changed “underwriting discounts and commissions” to “commissions to the underwriter” and revised the expenses related to this offering on page 170 as follows:

Set forth below is an itemization of the total expenses, excluding commissions to the underwriter and the underwriter’s expenses payable by us, that are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee, the Nasdaq Global Market listing fee and the FINRA filing fee, all amounts are estimates.

US$
SEC registration fee	2,657
FINRA filing fee	3,930
Nasdaq Global Market listing fee	125,000
Printing expenses	57,000
Accounting fees and expenses	879,000
Legal fees and expenses	2,060,000
Miscellaneous	140,000

Total	3,267,587

“Legal Matters”

The Company has revised the legal matters on page 171 as follows:

We are being represented by Kirkland & Ellis International LLP with respect to certain legal matters as to United States federal securities and New York State laws. The underwriter is being represented by Mei & Mark LLP with respect to certain legal matters as to United States federal securities and New York State laws. The validity of the ordinary shares represented by the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by AllBright Law Offices and for the underwriter by Beijing Yingke (Hangzhou) Law Firm. Kirkland & Ellis International LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and AllBright Law Offices with respect to matters governed by PRC law. Mei & Mark LLP may rely upon Beijing Yingke (Hangzhou) Law Firm with respect to matters governed by PRC law.